SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                  NOTIFICATION OF REGISTRATION FILED PURSUANT
             TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:             The People's Avenger Fund Business Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                  1382 Leigh Court
                  West Linn, Oregon 97068

Telephone Number (including area code):

                  (503) 675-5019

Name and address of agent for service of process:

                  Gary L. Lancaster
                  1382 Leigh Court
                  West Linn, Oregon 97068

With copies of Notices and Communications to:

                  Norman T. Reynolds, Esq.
                  Glast, Phillips & Murray, P.C.
                  815 Walker Street, Suite 1250
                  Houston, Texas 77002

Check Appropriate Box:

                  Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:


                           YES      [X]               NO      [ ]
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                                   SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the sole trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of New York and the state of New York on the 7th day of January, 2003.


[SEAL]

                                 The People's Avenger Fund Business Trust
                                 (REGISTRANT)


                                By: /s/  Gary L. Lancaster
                                    -----------------------------------
                                         Gary L. Lancaster
                                         Sole Trustee




Attest:  /s/ Gary L. Lancaster
         ------------------------
         Gary L. Lancaster
         Sole Trustee


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